2026 Proxy Statement
and
Notice of Annual General Meeting

May 20, 2026	Dublin, Ireland

TABLE OF CONTENTS

Dole plc Notice of 2026 Annual General Meeting	Page 3
Background and Certain Defined Terms	Page 5
Forward-Looking Statements and Website References	Page 5

Our Company	Page 6

Board of Directors and Corporate Governance
Composition of our Board of Directors and Directors biographies	Page 7
Director Independence	Page 12
Board Leadership Structure	Page 13
Executive Sessions	Page 13
Board Qualifications & Diversity	Page 13
Procedures for Recommending Individuals to Serve as Directors	Page 13
Committees of the Board of Directors	Page 13
Risk Oversight	Page 15
Code of Business Conduct and Ethics	Page 16
Corporate Governance Guidelines	Page 16
Compensation Committee Interlocks and Insider Participation	Page 16
Prohibitions on Insider Trading, and Hedging and Pledging Transactions	Page 16

Proposal 1 – Election of Directors	Page 17

Proposal 2 – Non-binding ratification of appointment of independent auditors and binding authorization of the Audit Committee to determine its remuneration	Page 18

Proposal 3 – Approval of authority of the Board to issue shares under Irish law	Page 20

Proposal 4 – Approval of authority of the Board to exclude the pre-emption provisions under Irish law	Page 21

Beneficial ownership by principal shareholders, management and directors	Page 23
Certain relationships and related person transactions	Page 24

Questions and Answers about the Annual General Meeting	Page 26

Other Matters	Page 30

Dole plc
29 North Anne Street
Dublin 7, D07 PH36
Ireland

Year ended December 31, 2025
NOTICE IS HEREBY GIVEN that the 2026 Annual General Meeting (“AGM” or “Annual General Meeting”) of Dole plc (“Dole,” “Company”, “Group”, “we”, “our” or “us”) will be held at the Arthur Cox LLP Offices, Ten Earlsfort Terrace, Dublin 2, D02 T380, Ireland on May 20, 2026, at 1 p.m., Irish Daylight Time (8 a.m., Eastern Daylight Time), for the following purposes:
To receive and consider the Company’s Financial Statements for the year ended December 31, 2025, and to review the Company’s affairs.
ORDINARY BUSINESS
1.By separate resolutions, to approve the appointment as directors of the Company (“Directors”) of the following nominees:
1.1Jacinta Devine;
1.2Johan Lindén;
1.3Jimmy Tolan; and
1.4Kevin Toland.
2.To ratify, in a non-binding vote, the appointment of KPMG LLP (“KPMG”) as auditors of the Company and to authorize in a binding vote, the Audit Committee of the Board of Directors of the Company (the “Board”) to fix the remuneration of KPMG as statutory auditors.
3.To grant the Board authority to issues shares under Irish law.
4.SPECIAL BUSINESS
5.To grant the Board authority to exclude pre-emption rights under Irish law.
The Board recommends that you vote “FOR” each director nominee included in Proposal 1 and “FOR” each of Proposals 2, 3 and 4.
The full text of these proposals is set forth in the accompanying proxy statement. Shareholders of the Company at the close of business on the record date for the AGM, which is March 26, 2026, are eligible to vote at the meeting.

During the meeting, the Board will present our Irish financial statements for the fiscal year ended December 31, 2025 (the “Irish Financial Statements”) for your consideration. The Irish Financial Statements will be available online at https://www.doleplc.com/investor-relations/events-and-presentations and copies are available on request. There is no requirement under Irish law that the Irish Financial Statements be approved by the shareholders, and no such approval will be sought at the AGM.

We recommend that you review the further information on the process for, and deadlines applicable to, voting, attending the meeting and appointing a proxy under “Questions and Answers about the Annual General Meeting” on page 24 of the proxy statement.
By order of the Board.
Jared Gale
Company Secretary

29 North Anne Street
Dublin 7, D07 PH36
Ireland

April 7, 2026

Background and Certain Defined Terms
References to “Total Produce” refers to Total Produce plc, together with its subsidiaries, and references to “Legacy Dole” and “Dole Food Company” refer to DFC Holdings, LLC, together with its subsidiaries, prior to the transactions completed on July 29, 2021 (referred to herein as the “Merger”) pursuant to the Transaction Agreement, dated as of February 16, 2021, as amended.
References to the “Transaction” or “IPO” refers to the initial public offering of Dole plc on the New York Stock Exchange (“NYSE”) that consummated on July 30, 2021 and closed on August 3, 2021.
References to “C&C Parties” refer to David H. Murdock and his affiliates, the former majority owner of Legacy Dole prior to the Merger.
Forward-Looking Statements and Website References
This document includes forward-looking statements within the meaning of Section 27A of the U.S. Securities Act of 1933, as amended (“Securities Act”), and Section 21E of the U.S. Securities Exchange Act of 1934, as amended (“Exchange Act”), relating to our operations, results of operations and other matters that are based on our current expectations, estimates, assumptions and projections. Although we believe that the expectations and assumptions reflected in these statements are reasonable, there can be no assurance that these expectations will prove to be correct. Forward-looking statements are subject to many risks and uncertainties and assumptions relating to our operations, financial results, financial condition, business prospects, growth strategy and liquidity, including the risk factors that we identify in our U.S. Securities and Exchange Commission (“SEC”) filings, and actual results may differ materially from the results discussed in such forward-looking statements. We undertake no duty to update publicly any forward-looking statement that we may make, whether as a result of new information, future events or otherwise, except as may be required by applicable law, regulation or other competent legal authority. Website references throughout this document are provided for convenience only, and the content on the referenced websites is not incorporated by reference into this document.

OUR COMPANY

Dole plc is a global leader in the production, sourcing, distribution, and marketing of fresh fruits and vegetables. Our portfolio encompasses more than 300 products, which we grow and source both locally and worldwide from over 100 countries. As of December 31, 2025, we operate in 30 countries and distribute our products in more than 85 countries through retail, wholesale, foodservice and e-commerce channels. Our products are marketed under both business-to-business and business-to-consumer brands, with the most notable being the iconic DOLE® brand, which is recognized as the most trusted brand for fresh fruit and vegetables in the United States (“U.S.”).

Our vertically-integrated business model is supported by a valuable and extensive infrastructure and asset base, including approximately 112,000 acres of farms and other land holdings around the world. In addition, we own a fleet of refrigerated container carriers and pallet-friendly conventional refrigerated ships and have an extensive portfolio of various business facilities, including packing houses and cold storage and distribution facilities. In addition to our owned asset base, we have developed long-standing relationships with independent growers across the globe, including international partnerships, joint ventures and other investments, which provide us additional operational flexibility and extended range and availability throughout the year.

We are an enthusiastic advocate of a healthy lifestyle and supporting consumers in making healthier choices by consuming more fruits and vegetables. We are committed to continuously improving farming and supply chain practices and the way we operate our business to make a positive impact on society and the environment through our activities.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
COMPOSITION OF OUR BOARD OF DIRECTORS
Our business and affairs are managed under the direction of our Board of Directors, which currently is comprised of 10 members with Mr. McCann serving as Chair. Our Articles of Association classifies the Board into three classes, with each class serving staggered three-year terms of office. The Board has the exclusive power to fix the number of directors in each class. Directors designated as Class II directors have their terms expiring at this Annual General Meeting. The following table sets forth information with respect to our directors, their terms and Board committee memberships and their independence as of 31 December 2025:

Name	Age	Class	Director Since	Current Term Expires	Position at the Company	Committee Membership
						AC	CC	NGC
Rory Byrne	65	III	2021	2027	Chief Executive Officer and Director
Jacinta Devine	53	II	2022	2026	Chief Financial Officer and Director
Imelda Hurley	53	III	2021	2027	Director*	M
Rose Hynes	68	I	2021	2028	Director*			C
Johan Lindén	58	II	2021	2026	Chief Operating Officer and Director
Carl McCann	72	I	2021	2028	Director and Executive Chair
Michael Meghen	71	I	2021	2028	Director*		C	M
Helen Nolan	68	I	2021	2028	Director*	M
Jimmy Tolan	62	II	2021	2026	Director*			M
Kevin Toland	60	II	2021	2026	Director*	C	M

AC: Audit Committee CC: Compensation Committee NGC: Nomination and Corporate Governance Committee						M – Member C – Chair
* Independent Director

Our directors and officers are set forth below. Our officers are appointed by the Board and serve at the Board’s discretion.
Nominees for Election to a Three-Year Term at the 2026 Annual General Meeting of Shareholders
Jacinta Devine, FCA
Appointed to the Board: June 2022
Nationality: Irish
Skills and experience: Jacinta has almost 30 years’ experience in the fresh produce industry, having joined the Group in 1996, and provides the Board with financial expertise as a Board member. During the course of her career, she has held a number of senior accounting and financial positions including Divisional Finance Director of Ireland and the U.K. Prior to her appointment as our Chief Financial Officer in 2022, Jacinta served as Company Secretary of Dole plc. Jacinta was appointed to the role of Company Secretary of Total Produce plc in 2017. During this time, she gained experience and knowledge in corporate governance matters for publicly traded companies.

Education: Jacinta is a Fellow of the Institute of Chartered Accountants in Ireland.
We believe that Jacinta is qualified to serve on our Board of Directors due to her longstanding experience in leadership positions in Total Produce and Dole plc, her understanding of finance and financial reporting processes, her experience in senior financial positions and her experience and knowledge of corporate governance matters from her time as company secretary of a publicly traded company.
Johan Lindén, BBA, MBA
Appointed to the Board: July 2021
Nationality: Swedish
Skills and experience: Johan began his career at Dole Food Company in September 2000 within the European operations, initially serving as general manager at Dole Food Company’s value‐added operation until 2008. From 2005 to 2008, he additionally acted as Deputy General Manager for Dole Food Company’s Swedish wholesale operation before being promoted to General Manager Fresh Fruit Northern Europe and was, subsequently, promoted to President Dole Europe in October 2010. In 2015, Johan relocated to Dole Food Company’s U.S. corporate headquarters where he served as President and Chief Operating Officer before being appointed as President and Chief Executive Officer of Dole Food Company in 2017. He has served as our Chief Operating Officer since 2021 and brings unique operational expertise as a board member.
Education: Johan holds a B.B.A. in Business Administration from Schiller International University, Germany with some of his undergraduate studies being completed at Iowa State University. He attended graduate school at Harvard University and earned his MBA from the University of Cape Town.
We believe that Johan is qualified to serve on our Board of Directors due to his tenure as a senior leader within Dole Food Company and his extensive global experience within the produce industry.
Jimmy Tolan, B Comm, FCA
Appointed to the Board: July 2021
Nationality: Irish
Skills and experience: Jimmy acted as an adviser to Total Produce on the initial investment in DFC Holdings in 2018 and served on the Board of Dole Food Company since 2018. Jimmy is currently Chair of Mater Private Network which is Ireland’s leading private hospital group. He has also served as Chair of a number of companies since 2015, including Carechoice which is a nursing home group and pharmacy group McCauley until its sale to Uniphar plc. Jimmy has over 30 years of experience in the fresh produce industry having joined Fyffes plc in 1990 where he led the Corporate Development function from 1995 until he was appointed Chief Executive Officer in 2006. In 2008, Jimmy was appointed Chief Executive Officer of VHI, Ireland’s largest health insurer and he subsequently led PwC Ireland’s healthcare advisory business between 2012 and 2014. Since 2015, Jimmy has been a non-executive chair of a number of organizations. He is a former chair of the Rehab Group, one of Ireland’s largest intellectual disability service providers. Jimmy brings governance and oversight expertise to the Board.

Education: Jimmy holds a Bachelor of Commerce degree and a Diploma in Professional Accounting from University College Dublin and is a Fellow of the Institute of Chartered Accountants in Ireland.
We believe that Jimmy is qualified to serve on our Board of Directors due to his significant experience in mergers and acquisitions in the fresh produce industry and his experience as a director and non-executive director of other publicly traded companies.

Kevin Toland, FCMA
Appointed to the Board: July 2021
Nationality: Irish
Skills and experience: Kevin was appointed to the board of Total Produce as a Non-Executive Director in 2015 and is Chair of the Audit Committee and a member of the Compensation Committee (prior Chair). With over 30 years of senior leadership experience in the Beverage, Food, Nutrition, Aviation and Retail sectors, Kevin is Chair of Ornua, Gas Networks Ireland and C and D Foods. He was Chief Executive Officer of Aryzta AG (2017 to 2020) and prior to this he was Chief Executive Officer of daa plc (2013 to 2017). Kevin has also held various positions with Glanbia plc, including Executive director of Glanbia plc, Chief Executive and President of Glanbia USA and Global Nutritionals and Group Development Director. He has also worked with Coca Cola in Russia and Ireland and with Diageo in Budapest and Ireland in various senior leadership roles. Kevin has also served as a director of the Irish Business and Employers Confederation, including as Chair of the Finance and Audit Committee. Kevin adds a proven record of executive leadership to the Board.
Education: Kevin is a Fellow of the Chartered Institute of Management Accountants and holds a Diploma in Applied Finance from the Irish Management Institute.
We believe that Kevin is qualified to serve on our Board of Directors due to his high-level leadership experience in the food industry and his experience as a director of other publicly traded companies.

Directors Continuing in Office Until the 2027 Annual General Meeting of Shareholders
Rory Byrne, B Comm, FCA
Appointed to the Board: February 2021
Nationality: Irish
Skills and experience: Rory has over 30 years of experience in the fresh produce industry, having begun his career at Fyffes in 1988. At Fyffes, he held a number of senior positions including Finance Director of the Group’s U.K. business and Managing Director of its Spanish operations before becoming Managing Director of the General Produce Division in 2002. Rory was appointed Chief Executive Officer of Total Produce in 2006 and led Total Produce through 15 years of sustained profitability and significant acquisition-led and organic expansion, with total Group revenues more than tripling during his tenure. While serving as Chief Executive Officer, he also oversaw Total Produce's expansion into North American markets, including Total Produce's recent combination with Dole Food Company. He has served as our Chief Executive Officer since 2021. Rory is well recognized across the industry for his unique combination of leadership ability, strategic vision, creativity and strong drive for success which brings to the Board valuable insights in the market.
Education: Rory earned his undergraduate degree from University College Dublin and is a Fellow of the Institute of Chartered Accountants in Ireland.
We believe that Rory is qualified to serve on our Board of Directors due to his very extensive experience as a leader in the fresh produce industry and his experience as an executive director of a publicly traded company.

Imelda Hurley, FCA, BBS
Appointed to the Board: July 2021
Nationality: Irish
Skills and experience: Imelda was appointed to the Board of Total Produce as a Non-Executive Director in 2019 and was a member of the Audit and Nomination Committees. She is the Chief Executive Officer and an Executive Director of Coillte, Ireland’s commercial state forestry company which is responsible for managing over one million acres of primary forested land. In addition, she is a Non-Executive Director of IBEC, Ireland’s largest business representative group and has previously served as President of that organization. From 2014 to 2018, Imelda was an Executive Director and Chief Financial Officer at Origin Enterprises plc, an international agri-services business. Prior to this, she was based between Hong Kong and the People’s Republic of China where she was Chief Financial Officer & Head of Sustainability for PCH International, a Silicon Valley-backed product development and supply chain management business. She has also held various positions including that of Group Finance Director at Greencore Group plc and she worked in the Audit & Business Advisory practice of Arthur Andersen. Imelda has also been a member of the Board of Bord Gáis Eireann/ Ervia, where she served as Audit Committee Chair and brings public company governance expertise to the Board.
Education: Imelda holds a Bachelor of Business Studies from the University of Limerick in Ireland, is a Fellow of the Institute of Chartered Accountants in Ireland and has completed the Advanced Management Program at Harvard Business School.
We believe that Imelda is qualified to serve on our Board of Directors due to her extensive experience in leadership positions in a number of large multinational food and supply chain management businesses, her understanding of finance and financial reporting processes and her experience as an executive director of a publicly traded company.
Directors Continuing in Office Until the 2028 Annual General Meeting of Shareholders
Rose Hynes, BCL, AITI
Lead Independent Director
Appointed to the Board: July 2021
Nationality: Irish

Skills and experience: Rose was a director of Total Produce from November 2006. Since January 2021 she has been Chair of the Irish Aviation Authority which is the Aviation Regulator for Ireland. Rose has over 30 years of experience as a Non-Executive Director, senior executive and a commercial lawyer. In 1988, she joined GPA Group plc, the aircraft leasing and financing company, and held a number of senior management positions, including General Counsel and Head of the Commercial Department. She is a former Non-Executive Director of a number of companies, including Bank of Ireland, Fyffes plc, Aer Lingus Group plc and a former Chair of Bord Gáis, Shannon Group plc, Eir and Origin Enterprises plc. She also brings strong public company and board leadership experience.

Education: Rose is a lawyer and a University College Dublin law graduate. She is an Associate of the Irish Institute of Taxation and of the Chartered Institute of Arbitrators. She also holds a Diploma in Applied Finance from the Irish Management Institute.

We believe that Rose is qualified to serve on our Board of Directors due to her background as a lawyer and her wide-ranging experience as a senior non-executive director of other publicly traded companies.

Carl McCann, BBS, MA, FCA
Appointed to the Board: February 2021
Nationality: Irish
Skills and experience: With over 40 years in the fresh produce industry, Carl began his career at KPMG before moving to work in Fyffes in 1980. During this time, he held roles of increasing leadership, including Finance Director, Vice Chairman and Executive Chairman, while also overseeing the execution of strategic priorities across the business. Carl was appointed Chairman of Fyffes in 2003, before assuming the role of Executive Chairman at Total Produce in 2006 and during his tenure he led Total Produce through numerous strategic initiatives and operational achievements, including its growth and expansion across European and North American markets, and more recently, its combination with Dole Food Company. Carl has served as our Executive Chair since 2021. In addition to these roles, he is also Chairman of Balmoral International Land Holdings Limited and serves on the boards of several other private family investment companies. Carl’s significant experience in the industry and his position as Dole’s Executive Chair provide the Board with valuable industry insight and expertise.
Education: Carl earned his undergraduate and master's degrees from Trinity College Dublin and is a Fellow of the Institute of Chartered Accountants in Ireland.
We believe that Carl is qualified to serve on our Board of Directors due to his strategic vision for the Company and his long experience as an executive director of publicly traded companies.
Michael Meghen, BBS LLB
Appointed to the Board: July 2021
Nationality: Irish

Skills and experience: Michael was appointed to the Board of Total Produce as a Non-Executive Director in July 2018 and was Chair of the Compensation Committee and a member of the Nomination Committee. For 25 years, he was a senior corporate partner in Arthur Cox, Ireland’s leading legal firm, in which he held a number of senior leadership roles and where he specialized in mergers and acquisitions. His years with Arthur Cox coincided with a period of transformational growth both in the home market and internationally for many Irish businesses, and he led a diverse range of mergers, acquisitions and disposals across various industry sectors, including manufacturing, IT, hotels, retailing and distribution. Michael also has experience in the negotiation and implementation of acquisitions, joint ventures and commercial contracts in Europe and the U.S. as well as in Central and South America. He was formerly a non-executive director of Mars Foods Ireland Limited. Michael also adds broad legal expertise regarding matters facing Dole to the Board.
Education: Michael is a lawyer and holds degrees in business and in law from Trinity College Dublin.
We believe that Michael is qualified to serve on our Board of Directors due to his background as a senior corporate lawyer and his in-depth experience of international mergers and acquisitions.

Helen Nolan, B Comm, FCA
Appointed to the Board: July 2021
Nationality: Irish

Skills and experience: Helen was appointed to the board of Total Produce as a Non-Executive Director in July 2019 and was a member of the Audit Committee. She has extensive experience in senior leadership roles across a variety of industries. As a senior executive at Bank of Ireland Group plc, she held the roles of Group Secretary (2009-2019) and Group Chief Internal Auditor (2003-2009). Prior to that, she held a number of senior finance roles in banking and life and pensions businesses, including Divisional Finance Officer for the Capital Markets Division of Bank of Ireland. Helen was appointed to the Board of Aviva Life and Pensions Ireland DAC in 2020 and was appointed Chair in 2024, and where she also chairs the Nomination Committee. She is a Director and Chair of the Audit Committee of Companjon Insurance DAC and previously held the role of Director at Our Lady's Hospice and Care Services DAC. She is also President of the Institute of Directors Ireland, where she chairs the Nominations Committee. She chaired the Audit Committee of the Irish Department of Agriculture for a number of years and brings valuable governance expertise as a Board member.
Education: Helen is a Fellow of the Institute of Chartered Accountants in Ireland, having trained with KPMG. She holds a Bachelor of Commerce degree from University College Dublin and completed the Columbia Senior Executive Program at Columbia Business School, New York.
We believe that Helen is qualified to serve on our Board of Directors due to her experience in significant leadership positions and her understanding of finance and financial reporting processes.

DIRECTOR INDEPENDENCE
Although we are not required to do so as a foreign private issuer, we have a majority of independent directors on our Board of Directors, and our audit committee consists fully of independent directors, as required under the listing requirements and rules of the NYSE. Our Board of Directors has determined that each of Imelda Hurley, Rose Hynes, Michael Meghen, Helen Nolan, Jimmy Tolan and Kevin Toland do not have a relationship with Dole or with Dole’s management team that would interfere with the exercise of independent judgment in carrying out the responsibilities of director and that each of these directors is “independent” as that term is defined under NYSE rules.
We intend to comply with the director independence rules generally applicable to U.S. domestic companies listed on the NYSE. We may in the future decide to rely on the foreign private issuer exceptions that are available in the NYSE corporate governance rules.

BOARD LEADERSHIP STRUCTURE
Our Board of Directors periodically reviews its leadership structure to evaluate the structure it deems best for the Company at any given point in time. Our Board of Directors does not have a policy on whether the role of Chair and Chief Executive Officer should be separate or combined. If the Chair of the Board is not an independent director, the Board will designate one of the independent directors to serve as a lead independent director. Rose Hynes is the Board’s lead independent director.
EXECUTIVE SESSIONS
In order to promote open discussion among independent directors, our Board holds executive sessions of the non-executive directors regularly, but no less than once each year. These executive sessions are led by the Lead Independent Director or by another independent director designated by the Chair or the Lead Independent Director.
BOARD QUALIFICATIONS & DIVERSITY
The Nomination and Corporate Governance Committee is responsible for assessing the appropriate balance of criteria required of Board members. The criteria that the committee shall consider include a candidate’s ability to make a meaningful contribution to the Board’s oversight of the business and affairs of the Company, specific experiences and skills, relevant industry background and knowledge, expertise, diversity, personal and professional integrity, character, business judgment, time availability in light of other commitments, dedication, potential conflicts of interest, and such other relevant factors that the committee considers appropriate in the context of the Board’s needs. The committee assesses its effectiveness in balancing these considerations in connection with its annual evaluation of the composition of the Board.
PROCEDURES FOR RECOMMENDING INDIVIDUALS TO SERVE AS DIRECTORS
The Nomination and Corporate Governance Committee also considers director candidates recommended by Dole’s shareholders. Any shareholder who wishes to propose director nominees for consideration by our Nomination and Corporate Governance Committee, but does not wish to present such proposal at an Annual General Meeting of shareholders, may do so at any time by sending each proposed nominee’s name and a description of their qualifications for Board membership to the chair of the Nomination and Corporate Governance Committee by sending an email to Jared.Gale@dole.com or in writing, c/o our Company Secretary, at Dole plc, 29 North Anne Street, Dublin 7, D07 PH36, Ireland. The recommendation should contain all of the information regarding the nominee required under the “Director Member nomination at annual general meeting” provisions of our Articles of Association (which can be provided free of charge upon request by writing to our Company Secretary at the address listed above).
COMMITTEES OF THE BOARD OF DIRECTORS

Our Board established an Audit Committee, a Compensation Committee and a Nomination and Corporate
Governance Committee. These committees are each described below. Each of our Board’s committees acts pursuant to a written charter, which was adopted and approved by our Board of Directors. Copies of the committees’ charters are available on our website at https://www.doleplc.com/investor-relations/governance/committees/default.aspx.

Committee Membership; Meetings and Attendance

During the fiscal year 2025:

●	our Board of Directors held 6 meetings;

●	our Audit Committee held 5 meetings;

●	our Compensation Committee held 7 meetings; and

●	our Nomination and Corporate Governance Committee held 4 meetings.

Each of our incumbent directors attended at least 75% of the meetings of our Board of Directors and the respective committees of which they were a member held during the period such incumbent director was a director during the fiscal year ended December 31, 2025. All of our directors are expected to attend the Annual General Meeting of shareholders. All of our directors attended the 2025 Annual General Meeting.

Audit Committee
The members of the Audit Committee are Kevin Toland (Chair), Imelda Hurley and Helen Nolan, all of whom meet the definition of “independent director” for purposes of serving on the Audit Committee under Rule 10A-3 under the Exchange Act and NYSE listing standards. Our Board of Directors has determined that each director appointed to the Audit Committee is financially literate, and each of Kevin Toland, Imelda Hurley and Helen Nolan qualify as “audit committee financial experts” under SEC rules.
The Audit Committee, among other things:
•    reviews the audit plans and findings of our independent registered public accounting firm and our internal audit and risk review staff, as well as the results of regulatory examinations, and tracks management’s corrective action plans where necessary;
•    reviews our financial statements, including any significant financial items and/or changes in accounting policies, with our senior management and independent registered public accounting firm;
•    reviews our financial risk and control procedures, compliance programs and significant tax, legal and regulatory matters; and
•    has the sole discretion to appoint annually our independent registered public accounting firm, evaluate its independence and performance and set clear hiring policies for employees or former employees of the independent registered public accounting firm.

Compensation Committee
The members of the Compensation Committee are Michael Meghen (Chair) and Kevin Toland, both of whom meet the definition of “independent director” for purposes of serving on the Compensation Committee under Rule 10C-1 under the Exchange Act and NYSE listing standards and are “non-employee” directors as defined in Rule 16b-3(b)(3) under the Exchange Act.
    The Compensation Committee, among other things:
•    reviews, modifies and approves (or if it deems appropriate, makes recommendations to the full Board of Directors regarding) our overall compensation strategy and policies;
•    reviews and approves the salaries, benefits and equity incentive grants of executive directors;

•    reviews and approves corporate goals and objectives relevant to executive officer compensation, evaluates executive officer performance in light of those goals and objectives, and determines executive officer compensation based on that evaluation;
•    reviews and approves the terms of any employment agreements, severance arrangements, change in control protections and any other compensatory arrangements for our executive officers; and
•    oversees our compensation and employee benefit plans.

Nomination and Corporate Governance Committee
The members of the Nomination and Corporate Governance Committee are Rose Hynes (Chair), Michael Meghen and Jimmy Tolan.
The Nomination and Corporate Governance Committee, among other things:
•    reviews the performance of our Board of Directors and makes recommendations to our Board of Directors regarding the selection of candidates, qualification and competency requirements for service on our Board of Directors and the suitability of proposed nominees as directors;
•    advises our Board of Directors with respect to the corporate governance principles applicable to us;
•    oversees the evaluation of our Board of Directors;
•    recommends guidelines or rules to cover specific categories of transactions; and
•    reviews and approves in advance any proposed related person transactions.
RISK OVERSIGHT
Our Board believes that effective risk management and control processes are critical to Dole’s safety and soundness, our ability to predict and manage the challenges that Dole may face and, ultimately, Dole’s long-term corporate success.
In general, management is responsible for the day-to-day oversight and management of strategic, operational, legal, compliance, cybersecurity and financial risks, while our Board, as a whole and through its committees, is responsible for the oversight of our risk management framework. Consistent with this approach, management reviews both the framework and certain specific risks with our Board and Audit Committee at regular Board and Audit Committee meetings as part of management presentations that focus on particular business functions, operations, or strategies, and presents steps taken by management to eliminate or mitigate such risks. While our Board is ultimately responsible for the risk oversight of our Company, our Audit Committee has primary responsibility for overseeing the management and mitigation of the risks facing our Company, including major financial and control risks, and oversight of the measures initiated by management to monitor and control such risks.
Our Audit Committee also monitors compliance with legal and regulatory requirements. Our Compensation Committee has responsibility to review the risks arising from our compensation policies and practices applicable to all employees and evaluate policies and practices that could mitigate any such risk. Our Nomination and Corporate Governance Committee has responsibility to review risks relating to our corporate governance practices and considers and approves or disapproves any related person transactions. These committees provide updates on our risk management practices to our full Board, as necessary. Our Board believes that the Company’s current leadership structure supports its risk oversight function.
COMMUNICATIONS WITH DIRECTORS
Shareholders and other interested parties who wish to communicate with our Board or any individual director may do so by sending an email to jared.gale@dole.com. or in writing, c/o our Company Secretary, at Dole plc, 29 North Anne Street, Dublin 7, D07 PH36, Ireland. Communications we receive that relate to accounting, internal accounting controls, auditing matters or securities law matters will be referred to the Audit Committee unless the communication is directed otherwise. You may communicate anonymously and/or confidentially. Each communication will be reviewed by our Company Secretary to determine whether it is appropriate for presentation to our Board or the applicable director(s). The purpose of this screening is to allow our Board (or the applicable individual director(s)) to avoid having to consider irrelevant or inappropriate communications (such as advertisements, solicitations, product inquiries or any offensive or otherwise inappropriate materials).
CODE OF BUSINESS CONDUCT AND ETHICS
We have adopted a Code of Business Conduct and Ethics (which is posted on our website at https://www.doleplc.com/investor-relations/governance/governance-documents that applies to all employees and each of our directors and officers, including our Chief Executive Officer and Chief Financial Officer. Written copies of the Code of Business Conduct and Ethics are available free of charge upon written request to us at the address on the first page of this proxy statement. If we make any substantive amendments to the Code or grant any waivers, including any implicit waiver, from a provision of the Code to our Chief Executive Officer or Chief Financial Officer, we will disclose the nature of such amendment or waiver on our website.
CORPORATE GOVERNANCE GUIDELINES
Our Board also adopted principles of corporate governance to formalize its governance practices, which serve as a framework within which our Board of Directors and its committees operate. These principles cover a number of areas, including the role of our Board of Directors, Board composition and leadership structure, director independence, director selection, qualification and election, service on other public company boards and director time commitments, director compensation, executive sessions, Chief Executive Officer evaluation, succession planning, annual Board assessments, Board committees, director orientation and continuing education, shareholder engagement and others. A copy of our corporate governance guidelines is available on our website at https://www.doleplc.com/investor-relations/governance/governance-documents.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
None of the members of the Compensation Committee are currently, or has been at any time, one of the Company’s officers or employees. None of the Company’s executive officers currently serves, or has served during the last year, as a member of the Board of Directors or Compensation Committee of any entity that has one or more executive officers serving as a member of the Company’s Board of Directors or Compensation Committee.
PROHIBITIONS ON INSIDER TRADING AND HEDGING AND PLEDGING TRANSACTIONS
We have adopted the Dole plc Insider Trading Policy which governs the purchase, sale and/or other disposition of the Company’s securities by its directors, officers and employees that is reasonably designed to promote compliance with applicable insider trading laws, rules and regulations.
The Dole plc Insider Trading Policy also specifically prohibits our directors, officers and employees from directly or indirectly hedging the Company’s equity securities. In addition, holding Company securities in a margin account or otherwise pledging Company securities as collateral for a loan is also prohibited without prior written approval of the Company.

PROPOSAL 1 — ELECTION OF DIRECTORS

There are four Class II directors whose term of office expires at the Annual General Meeting. Jacinta Devine, Johan Lindén, Jimmy Tolan and Kevin Toland, the current Class II directors, are standing for re-election at this Annual General Meeting for three-year terms. Our Board has recommended and approved Jacinta Devine, Johan Lindén, Jimmy Tolan and Kevin Toland as nominees for election as Class II directors at the Annual General Meeting. If elected at the Annual General Meeting, each nominee will serve until the 2029 Annual General Meeting of Shareholders or until their successor has been duly elected and qualified, or, if sooner, until their earlier death, resignation, retirement, disqualification or removal. Information concerning these nominees and other continuing directors appears under the “Composition of our Board of Directors” section above. Each nominee has consented to serve as a director, if elected, and all of the nominees are currently directors. We have no reason to believe that any of the nominees will be unavailable or, if elected, will decline to serve. If any nominee becomes unable or unwilling to stand for election as a director, proxies will be voted for any substitute as designated by our Board, or alternatively, our Board may leave a vacancy on our Board or reduce the size of our Board.
As required under Irish law and our Articles of Association, our directors will be elected by way of an ordinary resolution at a general meeting, which means that they will be elected by a majority of the votes cast.

The text of the resolution in respect of Proposal 1 is as follows:

“By separate resolutions, to appoint the following as Directors: (i) Jacinta Devine; (ii) Johan Lindén; (iii) Jimmy Tolan; and (iv) Kevin Toland”

FOR	OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE DIRECTOR NOMINEES NAMED ABOVE.

PROPOSAL 2 — NON-BINDING RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS AND BINDING AUTHORIZATION OF THE BOARD TO DETERMINE ITS REMUNERATION

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm. In accordance with its charter, the Audit Committee evaluates the independent registered public accounting firm’s qualifications, performance and independence at least annually.
Our Audit Committee has selected KPMG as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2026. KPMG has served as the Company’s independent registered public accounting firm since 2021. The members of the Audit Committee and our Board of Directors believe that the continued retention of KPMG as Dole’s independent registered public accounting firm is in the best interests of Dole and its shareholders.
Although ratification is not required by our Articles of Association or otherwise, the Board is submitting the selection of KPMG to our shareholders for ratification because we value our shareholders’ views on the Company’s independent registered public accounting firm. If our shareholders fail to ratify the selection, it will be regarded as notice to the Board and the Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our shareholders.
One or more representatives of KPMG are expected to be present at the Annual General Meeting and will have an opportunity to make a statement if they wish and be available to respond to appropriate questions.
In addition, our shareholders are being asked to authorize the Board of Directors, acting through the Audit Committee, to determine the remuneration of KPMG. This authorization is required by Irish law. We incurred the following fees from KPMG for professional services for the years ended December 31, 2025 and December 31, 2024:

	December 31, 2025	December 31, 2024
Principal Accountant Fees:	(U.S. Dollars in thousands)
Audit fees	$10,353	$9,768
Tax fees	$400	$386
Audit-related fees	$50	$1
Other non-audit services	-	$117
Total Fees	$10,803	$10,272

“Audit fees” are the aggregate fees earned by KPMG for the audit of our consolidated annual financial statements, reviews of interim financial statements and attestation services that are provided in connection with statutory and regulatory filings or engagements. “Tax fees” are the aggregate fees charged by KPMG for professional services rendered for tax compliance activities. “Audit-related fees” are fees charged by KPMG for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit fees.” This category comprises fees for agreed-upon procedures engagements and other attestation services subject to regulatory requirements. “All other fees” are fees billed in each of the last two fiscal years for products and services provided by KPMG, other than the services reported in the aforementioned categories in this section.
Audit Committee’s Pre-Approval Policies and Procedures
Our Audit Committee nominates and engages our independent registered public accounting firm to audit our consolidated financial statements. Our Audit Committee has a policy requiring management to obtain the Audit Committee’s approval before engaging our independent registered public accounting firm to provide any other audit or permitted non-audit services to us or our subsidiaries. Pursuant to this policy, which is designed to ensure that such engagements do not impair the independence of our independent registered public accounting firm, the Audit Committee reviews and pre-approves (if appropriate) specific audit and non-audit services in the categories of Audit Services, Audit-Related Services, Tax Services and any other services that may be performed by our independent registered public accounting firm. During the year ended December 31, 2025, all audit and non-audit services provided by our independent registered public accounting firm were pre-approved in accordance with such policies and procedures.
As required under Irish law, the resolution in respect of Proposal 2 is an ordinary resolution that requires the affirmative vote of a simple majority of the votes cast.
The text of the resolution in respect of Proposal 2 is as follows:
“To ratify, in a non-binding vote, the appointment of KPMG as the independent registered public accounting firm for the Company until the next annual general meeting of the Company in 2027 and to authorize, in a binding vote, the Board, acting through the Audit Committee, to determine KPMG’s remuneration as statutory auditor for the year ending 31 December 2026.”

FOR	OUR BOARD, UPON RECOMMENDATION OF OUR AUDIT COMMITTEE, UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS RATIFY THE APPOINTMENT OF KPMG AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND AUTHORIZE THE BOARD TO FIX THE REMUNERATION OF KPMG FOR THE FISCAL YEAR ENDING DECEMBER 31, 2026.

PROPOSAL 3 – APPROVAL OF AUTHORITY OF THE BOARD TO ISSUES SHARES

Under Irish law, directors of an Irish public limited company must have authority from their shareholders to issue any shares, including shares that are part of the company’s authorized but unissued share capital. The Board was granted a five-year allotment authority to issue shares under the Company’s constitution, with such authority to expire on 2 July 2026. We are presenting this proposal to renew the Board’s authority to issue our authorized shares.

We understand it is customary practice for Irish companies listed in the U.S. to seek shareholder authority to issue up to 20% of a company’s issued ordinary share capital and for such authority to be limited to a period of 18 months. Therefore, in accordance with customary practice in Ireland and the rules and standards applicable to companies listed in the U.S., we are seeking approval to authorize the Board to issue up to a maximum of 20% of our issued ordinary share capital as of May 20, 2026, for a period expiring 18 months from the passing of this resolution, unless otherwise varied, revoked or renewed. Notwithstanding the foregoing, we expect to propose renewal of this authorization on a regular basis at our Annual General Meetings in subsequent years.

Granting the Board this authority is a routine matter for public companies incorporated in Ireland and is consistent with Irish market practice. This authority is fundamental to our business and enables us to issue shares, including, if applicable, in connection with funding acquisitions and raising capital. We are not asking you to approve an increase in our authorized share capital or to approve a specific issuance of shares. Instead, approval of this proposal will only grant the Board the authority to issue shares that are already authorized under our Articles of Association upon the terms below. In addition, we note that, because we are a NYSE listed company, our shareholders continue to benefit from the protections afforded to them under the rules and regulations of the NYSE and SEC, including those rules that limit our ability to issue shares in specified circumstances. This authorization is not required under those regulations, only under Irish law.

As required under Irish law, the resolution in respect of this proposal 3 is an ordinary resolution that requires the affirmative vote of a simple majority of the votes cast.

The text of the resolution in respect of Proposal 3 is as follows:

“That the directors be and are hereby generally and unconditionally authorized with effect from the passing of this resolution to exercise all powers of the Company to allot relevant securities (within the meaning of Section 1021 of the Companies Act 2014) up to an aggregate nominal amount of $190,329 (19,032,929 shares) (being equivalent to approximately 20% of the aggregate nominal value of the issued ordinary share capital of the Company as of March 26,2026 ) and the authority conferred by this resolution shall expire 18 months from the passing of this resolution, unless previously renewed, varied or revoked; provided that the Company may make an offer or agreement before the expiry of this authority, which would or might require any such securities to be allotted after this authority has expired, and in that case, the directors may allot relevant securities in pursuance of any such offer or agreement as if the authority conferred hereby had not expired.

FOR	OUR BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS APPROVE THE AUTHORITY OF THE BOARD TO ISSUE SHARES

PROPOSAL 4 — APPROVAL OF AUTHORITY OF THE BOARD TO EXCLUDE THE PRE-EMPTION
PROVISIONS OF SECTION 1022 OF THE COMPANIES ACT

Under Irish law, unless otherwise authorized, when an Irish public limited company issues shares for cash to new shareholders, it is required first to offer those shares on the same or more favorable terms to existing shareholders of the company on a pro-rata basis (commonly referred to as pre-emption rights). The Board was granted a five-year authority to exclude pre-emption rights under the Company’s constitution, with such authority to expire on 2 July 2026. We are presenting this proposal to renew the Board’s authority to exclude the pre-emption rights.

We understand it is customary practice in Ireland to seek shareholder authority to exclude the pre-emption rights provision in the event of (1) the issuance of shares in connection with any rights issue and (2) the issuance of shares for cash, if the issuance is limited to up to 20% of a company’s issued ordinary share capital. It is also customary practice for such authority to be limited to a period of 18 months. Therefore, in accordance with customary practice in Ireland, we are seeking this authority for a period expiring 18 months from the passing of this resolution, unless otherwise varied, renewed or revoked. Notwithstanding the foregoing, we expect to propose renewal of this authorization on a regular basis at our Annual General Meetings in subsequent years.

Granting the Board this authority is a routine matter for public companies incorporated in Ireland and is consistent with Irish market practice. Similar to the authorization sought for Proposal 3, this authority is fundamental to our business and, if applicable, will facilitate our ability to fund or finance the funding of acquisitions and otherwise raise capital. We are not asking you to approve an increase in our authorized share capital. Instead, approval of this proposal will only grant the Board the authority to issue shares in the manner permitted under our Articles of Association upon the terms below. Without this authorization, in each case where we issue shares for cash, we would first have to offer those shares on the same or more favorable terms to all of our existing shareholders. This requirement could cause delays in the completion of acquisitions and capital raising for our business. Furthermore, we note that this authorization is required as a matter of Irish law and is not otherwise required for other companies listed on the NYSE. Accordingly, approval of this resolution would place us on equal footing with other NYSE listed companies.

As required under Irish law, the resolution in respect of this proposal 4 is a special resolution that requires the affirmative vote of at least 75% of the votes cast. In addition, under Irish law, the Board may only be authorized to exclude pre-emption rights if it is authorized to issue shares, which authority is being sought in Proposal 3.

The text of the resolution in respect of Proposal 4 is as follows:
“As a special resolution, that, subject to the passing of the resolution in respect of Proposal 3 as set out above and with effect from the passing of this resolution, the directors be and are hereby empowered pursuant to Section 1023 of the Companies Act 2014 (the “Act”) to allot equity securities (as defined in Section 1023 of the Act) for cash, pursuant to the authority conferred by Proposal 3 in the proxy statement for the 2026 Annual General Meeting as if sub-section (1) of Section 1022 did not apply to any such allotment, provided that this power shall be limited to:

(a) the allotment of equity securities in connection with a rights issue in favor of the holders of ordinary shares (including rights to subscribe for, or convert into, ordinary shares) where the equity securities respectively attributable to the interests of such holders are proportional (as nearly as may be) to the respective numbers of ordinary shares held by them (but subject to such exclusions or other arrangements as the directors may deem necessary or expedient to deal with fractional entitlements that would otherwise arise, or with legal or practical problems under the laws of, or the requirements of any recognized regulatory body or any stock exchange in any territory, or otherwise); and

(b) the allotment (other than pursuant to sub-paragraph (a) above) of equity securities up to an aggregate value of $190,329 (19,032,929 shares) (being equivalent to approximately 20% of the aggregate nominal value of the issued ordinary share capital of the Company as of March 26, 2026), and the authority conferred by this resolution shall expire 18 months from the passing of this resolution, unless previously renewed, varied or revoked;

provided that the Company may make an offer or agreement before the expiry of this authority, which would or might require any such securities to be allotted after this authority has expired, and in that case, the directors may allot equity securities in pursuance of any such offer or agreement as if the authority conferred hereby had not expired.

FOR	OUR BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS APPROVE THE AUTHORITY OF THE BOARD TO EXCLUDE THE PRE-EMPTION PROVISIONS OF SECTION 1022 OF THE COMPANIES ACT 2014

BENEFICIAL OWNERSHIP BY PRINCIPAL SHAREHOLDERS, MANAGEMENT AND DIRECTORS

The following table sets forth each person known by us to beneficially own more than 5% of our Ordinary shares as of February 25, 2026. Our major shareholders do not have different voting rights. Each of the shareholders listed has sole voting and investment power with respect to the shares beneficially owned by the shareholder, unless noted otherwise, subject to community property laws where applicable.

	Shares Beneficially Owned at February 25, 2026
Name of Beneficial Owner	Shares	Percentage
Greater than 5% Shareholders
Pale Fire Capital SE(1)	9,372,776	9.8%
Scott Limited(2)	7,299,275	7.7%
Victory Capital Management Inc(3)	4,987,681	5.2%

(1)The number of shares beneficially owned is based on information set forth in a Schedule 13F of Pale Fire Capital SE (“Pale Fire Capital”), filed with the SEC on February 13, 2026. The filing indicated that Pale Fire Capital held 9,372,776 Ordinary shares as of December 31, 2025.
(2)Consists of 7,299,275 Ordinary shares held directly by Scott Limited. Balkan Investment Unlimited Company (“BIUC”) is the sole shareholder of Scott Limited. As such, BIUC may be deemed to beneficially own the Ordinary shares held by Scott Limited. Mary McCann has indirect voting and dispositive power over the shares held by BIUC and related parties in Dole plc. Carl McCann is one of the sons of Mrs. McCann.
(3)The number of shares beneficially owned is based on information set forth in a Schedule 13F of Victory Capital Management Inc. (“Victory Capital Management”) filed with the SEC on February 13, 2026. The filing indicated that Victory Capital Management held 4,987,681 Ordinary shares as of December 31, 2025.

The following table sets forth information with respect to the beneficial ownership of our Ordinary shares as of February 25, 2026 by our executive officers and directors. Each of the shareholders listed has sole voting and investment power with respect to the shares beneficially owned by the shareholder unless noted otherwise, subject to community property laws where applicable.

	Ordinary Shares (#)	Ordinary Shares (%)	Stock Options (#)(1)	Time-Based RSUs (#)(1)	RSUs with a market condition (#)(1)
Carl McCann	818,875	0.86%	106,026	73,591	93,817
Rory Byrne	528,291	0.56%	150,669	105,171	134,077
Johan Lindén	186,254	0.20%	89,285	67,449	85,987
Jacinta Devine	54,913	0.06%	—	28,851	36,780
Imelda Hurley	13,521	0.01%	—	6,197	—
Rose Hynes	21,063	0.02%	—	6,197	—
Michael Meghen	17,086	0.02%	—	6,197	—
Helen Nolan	20,647	0.02%	—	6,197	—
Jimmy Tolan	23,760	0.02%	—	6,197	—
Kevin Toland	27,947	0.03%	—	6,197	—
Total	1,712,357	1.80%	345,980	312,244	350,661

(1)The vesting schedule for all outstanding unvested stock and stock options listed in the table above is as follows:

Grant Date	Grant Type	Vesting Schedule
07/30/2021	Stock Options	100% vested on July 20,2024
03/06/2024	Time-Based RSUs	100% will vest on December 31, 2026
03/12/2025	Time-Based RSUs	100% will vest on February 28,2028
05/21/2025	Time-Based RSUs	100% will vest on May 21,2026
03/06/2024	RSUs with a market condition	Subject to satisfaction of performance conditions, will vest on December 31, 2026
03/12/2025	RSUs with a market condition	Subject to satisfaction of performance conditions, will vest on February 28, 2028
CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Policies and Procedures for Related Person Transactions

Our Board of Directors has adopted a written related person transaction policy that sets forth certain policies and procedures for the review and approval or ratification of related person transactions, which comprise any transaction, arrangement or relationship in which Dole plc or any of its subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. A “related person” for purposes of such policy includes: (i) any person who is, or at any time during the applicable period was, one of our executive officers or one of the directors; (ii) any person who is known by us to be the beneficial owner of more than 5% of the Ordinary shares; (iii) any immediate family member of any of the foregoing persons (which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law) of a director, executive officer or a beneficial owner of more than 5% of our voting stock and any person (other than a tenant or employee) sharing the household of such director, executive officer or beneficial owner of more than 5% of the Ordinary shares; and (iv) any firm, corporation or other entity in which any of the foregoing persons is a partner or principal or in a similar position or in which such person has a 10% or greater beneficial ownership interest. It is the Company’s policy to enter into Related Person Transactions only when the Board of Directors, acting through the Nomination and Corporate Governance Committee, conducts a reasonable prior review and approves or ratifies such transaction in accordance with the procedures set forth in the policy.

The C&C Parties, which held Ordinary shares following the IPO and the Merger, were entitled to certain registration rights pursuant to a registration rights agreement (the “Registration Rights Agreement”) entered into concurrently with the consummation of the Transaction. Pursuant to the Registration Rights Agreement, the C&C Parties were entitled to make long form and short form registration demands, subject to the conditions therein. On September 5, 2025, C&C Parties sold all of their Ordinary shares subject to the Registration Rights Agreement. The rights pursuant to the Registration Rights Agreement have ceased.

Our Articles of Association provide that we will indemnify our directors and officers to the fullest extent permitted by law.

During the normal course of business, Dole has sales to and purchases from unconsolidated affiliates.

The Company through two of its subsidiaries currently leases a number of properties for use in its normal trading activities from Balmoral International Land Holdings Limited (“Balmoral”). Balmoral is a related party to the Company because Mr. McCann, the Company’s Executive Chairman, is also the Chair of the Board of Directors of Balmoral. For the years ended December 31, 2025, 2024 and 2023, total net expenses related to Balmoral were $3.0 million, $2.2 million and $1.9 million, respectively.
An entity affiliated with Pale Fire Capital, the beneficial owner of more than 5% of the Company’s Ordinary shares, leases certain facilities from the Company. For the year ended December 31, 2025, the Company recognized rental and other income of approximately $0.4 million from the affiliate of this beneficial owner.
Natalia Martinez, the spouse of Mr. Byrne, the Company’s Chief Executive Officer, is the Finance Director of EurobananCanarias S.A., one of the Company’s subsidiaries. Ms. Martinez has been an employee of the Group since 1994. Ms. Martinez’s total compensation is commensurate with the amounts paid to similarly situated employees.
David McCann, the brother of the Company’s Executive Chairman Mr. Carl McCann, serves as an advisor to the Company through services rendered to Dole Management Services Limited, one of the Company’s subsidiaries. Mr. David McCann’s total compensation is commensurate with the amounts paid to similarly situated employees.

QUESTIONS & ANSWERS ABOUT THE ANNUAL GENERAL MEETING

This proxy statement is being provided to you in connection with the solicitation of proxies by our Board of Directors of the Company for use at the Annual General Meeting to be held on Wednesday, May 20, at 1 p.m., Irish Daylight Time (8 a.m. Eastern Daylight Time) or at any adjournments or postponements thereof.

1.Where is the Annual General Meeting being held?

Our Board of Directors has determined that the Annual General Meeting will be held in person at the Arthur Cox LLP Offices, Ten Earlsfort Terrace, Dublin 2, D02 T380 Ireland, subject to any adjournments or postponements.

2. What proposals will be addressed at the Annual General Meeting?

Shareholders will be asked to consider the following proposals at the Annual General Meeting:

•By separate resolutions, to approve the appointment as Directors of the following nominees: (i) Jacinta Devine; (ii) Johan Lindén; (iii) Jimmy Tolan and (iv) Kevin Toland.
•To ratify, in a non-binding vote, the appointment of KPMG as auditors of the Company and to authorize, in a binding vote, the Board to fix the remuneration of KPMG as statutory auditors.
•To grant the Board authority to issue shares under Irish law.
•To grant the Board authority to exclude pre-emption rights under Irish law

 Additionally, shareholders are entitled to vote on such other business as may properly be presented at the Annual General Meeting or any adjournment or postponement thereof. We are not aware of any matters to be voted on by shareholders at the Annual General Meeting other than those included in these proxy materials. If any matter is properly presented at the Annual General Meeting, your executed proxy gives your proxy holder discretionary authority to vote your shares in accordance with their best judgment with respect to the matter.
1.
3. Who can vote at the Annual General Meeting?

Shareholders of record as of the close of business on March 26, 2026, the record date, are entitled to participate in and vote at the Annual General Meeting. Pursuant to our Articles of Association, holders of our Ordinary shares of common stock are entitled to one vote per share on all matters submitted to a vote of shareholders.

As of the record date, there were 95,164,645 shares of our Ordinary shares of common stock outstanding. Pursuant to our Articles of Association, holders of Ordinary shares of common stock do not have cumulative voting rights.

4. What is the difference between a shareholder of record and a beneficial owner of shares held in street name?

•Shareholder of Record. If your shares are registered directly in your name with the Company’s transfer agent, Computershare Trust Company, N.A., you are considered the shareholder of record with respect to those shares, and the proxy materials were sent directly to you by the Company.
•Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a brokerage firm, bank, dealer, custodian or other similar organization acting as nominee (each, a “broker”), then you are the beneficial owner of shares held in “street name,” and the proxy materials were forwarded to you by that organization. The organization holding your account is considered the shareholder of record for purposes of voting at the Annual General Meeting. As a beneficial owner, you have the right to instruct that organization on how to vote the shares held in your account. Those instructions are contained in a “vote instruction form.”

5. How can I attend, participate in and vote at the Annual General Meeting?

Shareholders of record and beneficial owners of shares of our Ordinary shares as of the record date may attend and participate in the Annual General Meeting, including voting and asking questions during the Annual General Meeting.

The Annual General Meeting will begin at 1 p.m. Irish Daylight Time (8 a.m. Eastern Daylight Time) on Wednesday, May 20, 2026. Access will begin at approximately 12:45 p.m. Irish Daylight Time (7:45 a.m. Eastern Daylight Time), and we encourage you to provide sufficient time before the Annual General Meeting begins to check in.

If you were a shareholder as of the close of business on March 26, 2026, the record date, you may vote shares held in your name as the shareholder of record or shares for which you are the beneficial owner. Before the Annual General Meeting, you may vote:

•By mail, by completing, signing, and dating your proxy card (if applicable).
•Online at www.investorvote.com/DOLE if you are a shareholder of record or at www.proxyvote.com if you are a beneficial owner.

Whether or not you plan to attend the Annual General Meeting, we encourage you to fill out and return the proxy card or vote by proxy on the Internet as instructed above to ensure your vote is counted. Proxies submitted online must be received no later than 4.59 a.m. Irish Daylight Time on May 20, 2026, (11.59 p.m. Eastern Daylight Time on May 19, 2026).

6. How does the Board of Directors recommend that I vote?

The Board recommends that you vote “FOR” each director nominee included in Proposal 1 and “FOR” each of the Proposals 2, 3 and 4.
7. What does it mean if I receive more than one set of proxy materials?

If you receive more than one set of proxy materials, your shares may be registered in more than one name or held in different accounts. Please cast your vote with respect to each set of proxy materials that you receive to ensure that all of your shares are voted.

8. How many votes must be present to hold the Annual General Meeting?

In order for us to conduct the Annual General Meeting, a quorum must be present, consisting of not less than two persons present in person or by proxy and having the right to attend and vote at the meeting and together holding shares representing more than 50% of the votes that may be cast by all members. Abstentions and withhold votes are counted as “shares present” at the Annual General Meeting for purposes of determining whether a quorum exists. Proxies submitted by brokers or other holders of record holding shares for you as a beneficial owner that do not indicate a vote for some or all of the proposals because that holder does not have voting authority and has not received voting instructions from you (so-called “broker non-votes”) are also considered “shares present” for purposes of determining whether a quorum exists.

9. What is a proxy card?

The proxy card enables you to appoint the Chairman of the Meeting or a designated person as your representatives at the Annual General Meeting. By completing and returning the proxy card, you are authorizing such persons to vote your shares at the Annual General Meeting in accordance with your instructions on the proxy card. This way, your shares will be voted whether or not you attend the Annual General Meeting. Even if you plan to attend the Annual General Meeting, it is strongly recommended that you complete and return your proxy card before the specified deadline in case your plans change. If a proposal comes up for vote at the Annual General Meeting that is not on the proxy card, the proxies will vote your shares, under your proxy, according to their best judgment.

10. Will my shares be voted if I do not provide my proxy?

If you hold your shares directly in your own name, they will not be voted if you do not provide a proxy.

Your shares may be voted under certain circumstances if they are held in the name of a broker. Brokers generally have the authority to vote shares not voted by beneficial owners on certain “routine” matters. Brokers cannot exercise discretionary authority regarding non-routine proposals for beneficial owners who have not returned proxies to the brokers (so-called “broker non-votes”). Whether a proposal is considered routine or non-routine is subject to stock exchange rules and final determination by the stock exchange. Even with respect to routine matters, some brokers are choosing not to exercise discretionary voting authority. As a result, we urge you to direct your broker how to vote your shares on all proposals to ensure that your vote is counted. As mentioned above, in the case of broker non-votes, if any, and in cases where you abstain from voting on a matter when present at the Annual General Meeting and entitled to vote, those shares will still be counted for purposes of determining if a quorum is present but will have no effect on the outcome of the vote on Proposals 1, 2, 3 and 4.

11. What if I sign and return a proxy card or otherwise vote but do not indicate specific choices?

If you hold your shares directly in your own name and sign and return your proxy card without giving specific instructions, the persons named as proxies in the proxy card will vote your shares in accordance with the recommendations of the Board. Your shares will be counted toward the quorum requirement.

If you are the beneficial owner and do not direct your broker how to vote your shares, your broker will only be able to vote your shares with respect to proposals considered to be “routine.” Your broker is not entitled to vote your shares with respect to “non-routine” proposals, resulting in a broker non-vote with respect to such proposals.

 What is the voting standard for each of the proposals discussed in the proxy statement?

Proposals	Voting standard	Broker non-votes	Abstentions
1.By separate resolutions, to appoint the following as Directors: (i) Jacinta Devine; (ii) Johan Lindén; (iii) Jimmy Tolan; and (iv) Kevin Toland”	Majority of votes cast	No effect	No effect
2.To ratify, in a non-binding vote, the appointment of KPMG LLP as auditors of the Company and to authorize in a binding vote, the Audit Committee of the Board of Directors of the Company to fix the remuneration of KPMG as statutory auditors.
	Majority of votes cast	No effect	No effect
3.Approval of the authority of the Board to issues shares	Majority of votes cast	No effect	No effect
4.Approval of the authority of the Board to exclude the pre-emption provisions of Section 1022 of the Companies Act.	75% of votes cast	No effect	No effect

2. 12. Can I change my vote after I have voted?

You may revoke your proxy and change your vote at any time before the final vote at the Annual General Meeting. If you are a shareholder of record, your proxy can be revoked in several ways: (i) by timely delivery of a written revocation to the Company Secretary, at Dole plc, 29 North Anne Street, Dublin 7, D07 PH36; (ii) by submitting another valid proxy bearing a later date (including by voting on the Internet or mailing a new Proxy Card); or (iii) by voting during your attendance at the Annual General Meeting. If you are the beneficial owner of shares held by a broker, you must contact your broker in order to revoke your proxy.

Please note, however, that if your shares are held of record by a broker, you must instruct your broker that you wish to change your vote by following the procedures on the voting form provided to you by the broker.

3. 13. How are votes counted?
4.
You may vote “FOR”, “AGAINST” or “ABSTAIN” with respect to each of the proposals presented. A vote “FOR” will be counted in favor of the proposal or respective director nominee and a vote “AGAINST” will be counted against each proposal or respective nominee. An “ABSTAIN” vote will not be counted “FOR” or “AGAINST” and will have no effect on the voting results for any of the proposals in this proxy statement. Computershare will act as our Inspector of Election at the Annual General Meeting and assist us in tabulating the votes.

5. 14. Where do I find the voting results of the Annual General Meeting?

The final voting results will be tallied by the inspector of election and published on the Company’s website and on a Form 8-K, which the Company will file with the SEC within four business days following the Annual General Meeting

6. 15. Who bears the cost of soliciting proxies?

The Company will bear the cost of soliciting proxies in the accompanying form and will reimburse brokerage firms and others for expenses involved in forwarding proxy materials to beneficial owners or soliciting their execution. In addition to solicitations by mail, the Company, through its directors and officers, may solicit proxies in person, by telephone or by electronic means. Such directors and officers will not receive any special remuneration for these efforts. The Company has also engaged Sodali & Co as its proxy solicitor.

OTHER MATTERS

Other Business

We are not currently aware of any business to be acted upon at the Annual General Meeting other than the matters discussed in this proxy statement. The form of proxy accompanying this proxy statement confers discretionary authority upon the named proxy holders with respect to amendments or variations to the matters identified in the accompanying Notice of Annual General Meeting and with respect to any other matters which may properly come before the Annual General Meeting or any adjournment or postponement thereof. If other matters do properly come before the Annual General Meeting, or at any such adjournment or postponement of the Annual General Meeting, we expect that Ordinary shares of our common stock represented by properly submitted proxies will be voted by the proxy holders in accordance with the recommendations of our Board.
Submission of Advance Notice Proposals for the 2027 Annual General Meeting

Our Articles of Association provide notice procedures for shareholders to nominate a person as a director and to propose business to be considered by shareholders at an Annual General Meeting of Shareholders (but not for inclusion in the proxy statement). Notice of a nomination or other proposal of business must be delivered to the Company by email at jared.gale@dole.com or in writing, c/o our Company Secretary, at Dole plc, 29 North Anne Street, Dublin 7, D07 PH36, Ireland no earlier than the close of business on the 90th day, nor later than the close of business on the 60th day, prior to the first anniversary of the preceding year’s Annual General Meeting; provided, however, that in the event that the date of the Annual General Meeting is more than 30 days before or more than 60 days from such anniversary date, to be timely notice by the shareholder must be so delivered not earlier than the close of business on the 90th day prior to such Annual General Meeting and not later than the close of business on the later of (i) the 60th day prior to such Annual General Meeting or (ii) the 10th day following the day on which public announcement of the date of the Annual General Meeting is first made by us. Accordingly, for our 2027 Annual General Meeting of Shareholders, notice of a nomination or proposal must be delivered to us no earlier than the close of business on February 19, 2027 and no later than the close of business on March 21, 2027. Nominations and proposals also must satisfy other requirements established by our Articles of Association.

For purposes of these proposals, “close of business” shall mean 6:00 p.m. Irish Daylight Time (1 p.m. Eastern Daylight Time) at the principal executive offices of the Company, located at 29 North Anne Street, Dublin 7, D07 PH36 on any calendar day, whether or not the day is a business day.

 Householding Information

Unless we have received contrary instructions, we may send a single copy of the Notice or this proxy statement to any household at which two or more shareholders reside. This process, known as “householding,” reduces the volume of duplicate information received at any one household, helps to reduce our expenses, and benefits the environment. However, if shareholders prefer to receive multiple sets of our disclosure documents at the same address this year or in future years, the shareholders should follow the instructions described below. Similarly, if an address is shared with another shareholder and together, both of the shareholders would like to receive only a single set of our disclosure documents, the shareholders should follow these instructions: If the shares are registered in the name of the shareholder, the shareholder should notify our transfer agent, Computershare by email at web.queries@computershare.com, or in writing to, Computershare, PO Box 43078, Providence, RI 02940-3078, United States, to inform us of your request. If a broker holds the shares, the shareholder should contact such broker directly.
Where You Can Find More Information
We file annual reports and other reports and information with the SEC. We distribute on request to our shareholders annual reports containing financial statements audited by our independent registered public accounting firm. In addition, the reports and other information are filed through Electronic Data Gathering, Analysis and Retrieval (known as “EDGAR”) system and are publicly available on the SEC’s website, located at https://www.sec.gov.

If you have any questions or require any assistance with voting your shares, please contact our proxy solicitor, Sodali & Com, using the following contact information:

333 Ludlow Street,5th Floor, South Tower, Stamford, CT 06902,

Stockholders Call Toll-Free in North America: (800) 662-5200
Outside of North America Call Collect: (203) 658-9400
DOLE.info@investor.sodali.com

We will provide without charge to you, upon written or oral request, a copy of the Annual Report on Form 10-K for the fiscal year ended December 31, 2025 (including the financial statements and schedules) and a copy of the Irish Financial Statements. Any requests for copies of information, reports or other filings with the SEC should be directed to the Company Secretary, at Dole plc, 29 North Anne Street, Dublin 7, D07 PH36, Ireland. The Annual Report, our Irish Financial Statements and this proxy statement are also available online at
https://www.doleplc.com/investor-relations/events-and-presentations